Filed Pursuant to Rule 433 of the Securities Act

Registration No. 333-221411

June 5, 2018

Final Pricing Terms

Energy Transfer Partners, L.P.

$500,000,000 4.200% Senior Notes Due 2023

$1,000,000,000 4.950% Senior Notes Due 2028

$500,000,000 5.800% Senior Notes Due 2038

$1,000,000,000 6.000% Senior Notes Due 2048

Issuer:	Energy Transfer Partners, L.P.

Guarantor:	Sunoco Logistics Partners Operations L.P.

Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB- / BBB-

Security Type:	Senior Unsecured Notes

Form:	SEC Registered

Pricing Date:	June 5, 2018

Settlement Date (T+3):	June 8, 2018. It is expected that delivery of the notes will be made to investors on or about June 8, 2018, which will be the third business day following the date hereof (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the delivery of the notes hereunder may be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and such purchasers should consult their own advisors.

Net Proceeds (before offering expenses):	$2,963,055,000

Delivery:	DTC (deliverable through Euroclear and Clearstream)

	$500,000,000 4.200% Senior Notes Due 2023	$1,000,000,000 4.950% Senior Notes Due 2028	$500,000,000 5.800% Senior Notes Due 2038	$1,000,000,000 6.000% Senior Notes Due 2048
Principal Amount:	$500,000,000	$1,000,000,000	$500,000,000	$1,000,000,000

Maturity Date:	September 15, 2023	June 15, 2028	June 15, 2038	June 15, 2048

Interest Payment Dates:	March 15 and September 15, beginning September 15, 2018	June 15 and December 15, beginning December 15, 2018	June 15 and December 15, beginning December 15, 2018	June 15 and December 15, beginning December 15, 2018

Benchmark Treasury:	2.750% due May 31, 2023	2.875% due May 15, 2028	3.000% due February 15, 2048	3.000% due February 15, 2048

Benchmark Treasury Price / Yield:	99-29+ / 2.767%	99-18.75 / 2.923%	98-14+ / 3.080%	98-14+ / 3.080%

Spread to Benchmark:	+145 bps	+205 bps	+275 bps	+300 bps

Yield to Maturity:	4.217%	4.973%	5.830%	6.080%

Coupon:	4.200%	4.950%	5.800%	6.000%

Public Offering Price:	99.926% of the Principal Amount	99.819% of the Principal Amount	99.647% of the Principal Amount	98.900% of the Principal Amount

Make Whole Call:	T+25 bps	T+35 bps	T+45 bps	T+45 bps

Call at Par:	On or after August 15, 2023	On or after March 15, 2028	On or after December 15, 2037	On or after December 15, 2047

CUSIP / ISIN:	29278N AC7 / US29278NAC74	29278N AF0 / US29278NAF06	29278N AD5 / US29278NAD57	29278N AE3 / US29278NAE31

Joint Book-Running Managers:	Mizuho Securities USA LLC

MUFG Securities Americas Inc.

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

BBVA Securities Inc.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

Goldman Sachs & Co. LLC

Natixis Securities Americas LLC

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

Co-Managers:	CIBC World Markets Corp. Fifth Third Securities, Inc. HSBC Securities (USA) Inc. U.S. Bancorp Investments, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Additional Information

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for this offering. Before you invest, you should read the prospectus supplement for this offering, the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, you may obtain a copy of the prospectus supplement if you request it by calling Mizuho Securities USA LLC toll-free at 1-866-271-7403, MUFG Securities Americas Inc. toll-free at 1-877-649-6848, SMBC Nikko Securities America, Inc. toll-free at 1-888-868-6856, or TD Securities (USA) LLC toll-free at 1-855-495-9846.

This pricing term sheet supplements the preliminary prospectus supplement filed by Energy Transfer Partners, L.P. on June 5, 2018 relating to the prospectus dated November 8, 2017.